EXHIBIT 99.5

HADRO RESOURCES INC. (Frankfurt Exchange - HD1, (WKN: 626679, ISIN:
US4050071053); OTC BB - HDRS)
FOR IMMEDIATE RELEASE Reno, Nevada
                                                                October 17, 2001

                               BUSINESS EDITORS:

  Hadro Resources Inc. common stock is traded on the Frankfurt Stock Exchange
 (FWB) under the symbol HD1, (WKN: 626679) and on the OTC Bulletin Board in the
                      United States under the symbol HDRS.

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             HADRO RESOURCES INC. ANNOUNCES NEW DIRECTOR APPOINTMENT
                             AND OPERATIONAL UPDATE

Appointment of New Director: Hadro Resources, Inc. ("the Company") (symbol
OTCBB: HDRS) is pleased to announce the appointment of Mr. Jurgen Wolf to the Board of Directors. Mr. Wolf is currently the director and president of U.S. Oil and Gas Resources Inc. ("US Oil and Gas"), a company trading on the CDNX exchange. He has years of experience in the oil and gas industry and in all operational aspects of public companies. As US Oil and Gas is the past owner of the three State of Oklahoma private operating subsidiaries now owned by the Company (Oakhills Energy Inc., Thor Energy Inc., and O.J. Oil & Gas Inc. ("Operating Subsidiaries")), he provides necessary background knowledge and continuity for the ongoing development of the Company's assets. Mr. Wolf is involved in the Company's current reorganization of its Operating Subsidiaries, and the Company welcomes the contribution of his experience and knowledge.


Oak Hills Energy - Operational Update - Current Wells:

     * The Company has proceeded with the amalgamation of all of the Operating Subsidiaries to be combined into the single operating entity, Oakhills Energy Inc., and the restructuring is scheduled for completion before year-end.

     * Debt restructuring initiatives are also due to be completed this month. A single bank loan of up to $500,000 has been approved with a local Oklahoma based bank and required assignments, registrations, title opinions, and other necessary documentation are close to completion. The loan will consolidate three other existing Operating Subsidiaries' loans, and repay outstanding accounts payable. An operating line of credit will also be established. The amalgamation and debt restructuring initiatives are expected to simplify and streamline existing operations.

     * Well upgrade programs for current well stock have been determined and prioritized. Administrative cost allocations for individual wells have been determined and will increase according to revised calculations. Operating breakeven analyses have been carried out for the existing wells and properties in inventory.

     * The continued upgrades to existing well facilities to maximize production is in progress. Current revenues of $210,000 annually are expected to increase to $600,000 annually without the inclusion of the potential production from the Comanchie II well discussed below (gas and oil prices assumed: $3/mcf and $25/bbl respectively) after completion of well maintenance and capital programs.

     * Capital upgrades and maintenance programs for existing wells are estimated to cost between $300,000 and $500,000 without Comanchie II initiatives discussed below.


Oak Hills Energy - Operational Update - Comanchie II:

The Company has been developing plans for the recompletion of its Comanchie II well. A budget of up to $250,000 is planned from budgets allocated to current well maintenance and capital upgrade programs for various treatments designed to bring this well back into production. The well head pressure currently reports 4,000 psi, notwithstanding the well's problem relating to excess water production. Two treatments are designed to lighten the 4 miles of water column in the well to allow potential future gas production:

     * Soapstring treatment that injects a liquid soap via stainless steel tube to the bottom of the well to lighten the specific gravity of the water column to reduce the pressure on the formation.

     *    Coil tubing and gas mixture injections to the well bottom.

If these treatments are not successful, other treatments may involve the resetting of a bridgeplug above the lower perforations in the Britt zone in an attempt to shut off some of the source of the water, and/or reperforating new sections of the well. The Company believes that in conjunction with the proven production and development history of Comanchie I and II wells, that if possible well recompletion treatments are successful, the Comanchie II well could provide a multiple of the estimated production of all other Company owned wells combined.

The Comanche # II well was drilled as a replacement to the # I, to a total depth of 21,954 feet and was completed in the Boatright and Goddard formations. The well produced approximately 375 MMCFG. The producing zones require evaluation by evaluating bottom hole pressure data to determine the possibility of stimulating or fracing these zones that have never been treated/tested. Oak Hills has attempted recompletion in the Britt zone previously at 18,100 feet, that shows to have similar log characteristics and more net pay than the Quannah Parker #1-1 control well, a direct offset that has produced approximately 3 billion feet of gas from this zone.

The Company's website is located at www.hadroresources.com
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About the Company: Hadro Resources, Inc. is a natural resource exploration company engaged in the acquisition of oil and natural gas properties for exploration and development in the United States. Subject to financing, the Company plans to undertake exploration and drilling for oil and gas in the US. The Company is currently assessing other potential oil and gas exploration acquisitions.

For further information:
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Contact: Marcus Johnson, Investor Relations, Investor Communications
International, Inc.
Phone: (800) 209-2260 or (360) 332-1644  Fax: (360) 332-1643
www.hadroresources.com
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SAFE HARBOR STATEMENT
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Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.